Exhibit 10.2

February 27, 2019

Activa Clinics

6610 Turner Valley Road, Suite 200

Mississauga, Ontario L5N 2PI

Attn: Dr. Neil Dhalla, CEO

Via email

RE: Amendment No. 2 to Extend the Termination Date of the Binding Letter of Intent, dated November 23, 2018, between Novo Integrated Sciences, Inc., Novo Healthnet Limited and Activa Clinics

Dear Dr. Dhalla:

Novo Integrated Sciences, Inc., a Nevada corporation (“NVOS”), Novo Healthnet Limited, an Ontario corporation and Activa Clinics, an Ontario corporation (“AC”) (collectively the “parties”), are parties to the Letter of Intent, dated 11-23-18, as attached hereto as Exhibit A (the “LOI”).

On December 31, 2018, all parties to the LOI executed Amendment No. 1, extending the LOI Termination Date to February 28, 2019.

The purpose of this letter is to amend the LOI to extend the termination date therein. As we have discussed, the “Termination Date” for all purposes under the LOI is hereby amended to be April 5, 2019. The LOI, as amended herein, shall remain in full force and effect.

We continue to look forward to working with you to complete the transaction successfully and expeditiously. If the foregoing correctly sets forth your understanding, please execute a copy of this Letter in the space set forth below and return to me.

Very truly yours,

By:	/s/ Robert Mattacchione
Robert Mattacchione
CEO, Novo Integrated Sciences, Inc.
Chairman, Novo Healthnet Limited

ACKNOWLEDGED AND AGREED to on February 27, 2019:

By:	/s/ Dr. Neil Dhalla
Dr. Neil Dhalla
CEO, Activa Clinics

Letter of Intent

(Attached)

November 23, 2018

Activa Clinics

6610 Turner Valley Road, Suite 200

Mississauga, Ontario L5N 2Pl

Attention: Neil Dhalla

RE: Binding Letter of Intent for the Acquisition, by Novo Healthnet Limited, of 100% of the issued and outstanding equity stock of Activa Clinics in exchange for Common Stock of Novo Integrated Sciences Inc.

This binding letter of intent (“LOI” or “Letter”) is to generally record terms and conditions of the proposed agreement whereby Novo Integrated Sciences Inc., a Nevada corporation (“NVOS”) and Novo Healthnet Limited, a wholly owned Canadian subsidiary of NVOS (“NHL”), will acquire all of the issued and outstanding shares of Activa Clinics, a limited company incorporated under the laws of Ontario (“AC”), in exchange for common shares of Novo Integrated Sciences, Inc. (the “Transaction”). This Letter represents only our good-faith intention to negotiate and enter into a definitive agreement in a form acceptable to NVOS, NHL and AC.

This Letter is a binding agreement between us. Notwithstanding the foregoing, the parties acknowledge and confirm it is their intention that this Letter will serve only as a preliminary interim agreement in relation to the matters described herein, which will apply until the Definitive Agreement (as defined below) is concluded.

Statements below as to what we, or you, will do, or agree to do, or the like, are so expressed for convenience only, and are understood in all instances (except for the items identified below in Section 11) to be subject to our mutual continued willingness to proceed with the Transaction.

The following paragraphs reflect our preliminary agreement with respect to the Transaction (as defined below):

1.	Structure: The parties intend to enter into a share exchange or other similar business combination in which:

(i)	NVOS will issue, based on a valuation of AC purchase price of 35 million CAD, the equivalent in NVOS common shares based on the 30-trading day average share price for the period ending on the date of execution of this LOI to include the application of a market acceptable discount to the determined average, in exchange for all issued and outstanding shares held by the shareholders of AC. The shares issued to AC will be subject to a two-year lock up coinciding with the claw-back identified in Section 1(viii) of this Agreement. In the event the claw-back is waived prior to the two-year claw-back term, the lock-up will be removed and normal rule 144 restrictions will apply.

(ii)	For the sake of clarity; the current shareholder structure is referenced in our filings.

11120 NE 2nd Street, Suite 200 Bellevue, WA 98004 USA

Phone: (206) 617-9797

www.novointegrated.com

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(iii)	Upon completion of the Transaction, NHL will hold all the issued and outstanding shares of AC and AC shall be a wholly-owned subsidiary of NHL.

(iv)	AC will have the right to appoint a board member to the NVOS Board of Directors.

(v)	NVOS-NHL will have the right to appoint a board member to the AC Board of Directors.

(vi)	Performance bonuses related to proprietary SOP’s and other AC intellectual property will be identifiable in a definitive agreement.

(vii)	Each AC shareholders shall enter into an employment agreement for a period of no less than two years from the close of the transaction. The employment agreement will identify specific bonus structures related to subsidiary revenue performance as well as total corporate performance.

(viii)	AC has the right to exercise a ‘ claw-back’ within a two-year period commencing the date of the closing of this transaction. The claw-back will result in the mutual return of AC and NVOS shares to the respective parties should targets not be met by NVOS as identified in a definite agreement.

2.	Due Diligence: The parties will work promptly to carry out all required due diligence in respect of the proposed Transaction including without limitation, the completion of standard business, legal and other inquiries and a review of applicable laws and regulations. The parties will afford each other, its employees, auditors, legal counsel, and other authorized representatives all reasonable opportunity and access during normal business hours to inspect and investigate the business and financial affairs of the other party.

3.	Definitive Agreement. We mutually agree to proceed reasonably and in good faith toward the negotiation and execution of definitive documentation which shall contain the terms and conditions set out in the LOI and such other terms, conditions, indemnities, representations, warranties, covenants as are customary for transactions of this nature (the “Definitive Agreement”). The parties shall cooperate in structuring the Transaction in the most effective manner having regard to applicable tax, corporate, and securities laws. Upon the execution and delivery of the Definitive Agreement, it will supersede this Letter.

4.	Regulatory Approvals and Contractual Consents: Each of the parties will use its commercially reasonable best efforts to obtain:

(i)	the necessary board approvals and shareholder approvals for the Transaction prior to the execution of the Definitive Agreement; and

(ii)	all necessary regulatory approvals (including approvals from any licensing authorities) and third-party consents and the necessary shareholder approvals prior to the closing of the Transaction and to cooperate in providing any submissions necessary to affect the Transaction.

5.	Other Conditions. The Definitive Agreement shall include, but will not be limited to, the following:

(i)	the parties having completed a due diligence investigation the results of which are satisfactory to the parties their sole discretion;

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(ii)	at the time of the Transaction, AC will have no liabilities, contingent or otherwise, unless such liabilities have been specifically agreed to by NHL in writing;

(iii)	AC will not be debarred or lose its status with any third-party or government payor/services for the provision of medical services because of the Transaction;

(iv)	AC will have received all regulatory approvals required to complete the Transaction;

(v)	the parties agree to cooperate to prepare for filing the necessary current reports with the Securities and Exchange Commission with respect to the Transaction, including a Form 8-K/A, within the regulatory required time limits following the closing of the Transaction;

(vi)	the representations and warranties of contained herein shall be true and correct in all material respects as of the closing of the Transaction; and

(vii)	no material adverse change shall have occurred in the business, assets, liabilities, results, financial condition, affairs or prospects of AC from the date hereof to the closing of the Transaction.

6.	Adjustment of Officers and Directors: At the closing of the Transaction, both parties will appoint directors to each other’s boards as described above.

7.	Confidentiality: Each party agrees that, subject to compliance with applicable laws, it will keep confidential, and not release to any other person, this proposal, the contents of this Binding Letter of Intent and any of the proprietary business, technical or other information obtained by it during its due diligence inquiries and any related negotiations. Each party’s obligations in this respect shall survive the closing of the Transaction or any termination of the proposed Transaction between the parties or the termination of this LOI.

8.	Disclosure: No public announcement concerning the Transaction contemplated herein or the status of the discussions between the parties hereto shall be made by either party unless and until the same has been approved by both parties hereto, unless such disclosure is required by any government laws, rules or regulations, by any government regulatory authorities or any stock exchange having jurisdiction over either party provided prior written notice is provided to the other party respecting such disclosure or public announcement and such party has been provided reasonable opportunity to review and comment on the proposed disclosure.

9.	Costs: The parties will each be solely responsible for and bear their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating the Transaction. Each party’s obligations in this respect shall survive the closing of the Transaction or any termination of the proposed Transaction between the parties. It is expressly understood that both parties’ counsel will be together, responsible for preparing the documents required to complete the Transaction including the filing statement required to be filed with the Securities and Exchange Commission in connection with the Transaction.

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10.	Exclusivity: The parties hereby agree that until the Termination Date (as defined below) and the date the parities enter into the Definitive Agreement, that neither party, their respective directors, officers, agents and representatives will not, directly or indirectly:

(i)	solicit, initiate or encourage the initiation of any expression of interest, inquiries or proposals regarding, constituting or that may reasonably be expected to lead to any merger, amalgamation, take-over bid, tender offer, arrangement, recapitalization, liquidations dissolution, share exchange, sale of material assets involving the parties or a proposal or offer to do so (the “Acquisition Proposal”) (including without limitation, any grant of an option or other right to take any such action);

(ii)	participate in any discussions or negotiations regarding an Acquisition Proposal;

(iii)	accept or enter into, or propose publicly to accept or enter into, any agreement, letter of intent, memorandum of understanding or any arrangement in respect of an Acquisition Proposal; and

(iv)	otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any person to do any of the foregoing.

11.	Binding Effect: The consummation of the Transaction is subject to the entry of the Definitive Agreement. The Definitive Agreement is subject to the board approval of each of the parties.

12.	Termination: If the Definitive Agreement is not negotiated and executed by both parties on or before December 31st, 2018 or such other date as agreed to by the parties, (the “Termination Date”) the terms of this LOI will be of no further force or effect except for Section 7 (Confidentiality), Section 9 (Costs) and Section 13 (Governing Laws). Section 7 (Confidentiality) and Section 13 (Governing Laws) will remain in effect for a period of one (1) year following the date this LOI is terminated.

13.	Governing Laws: This Letter of Intent will be governed by and be construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties agree that any dispute arising out of or relating to this LOI shall be subject to the exclusive jurisdiction of the courts in and for the Province of Ontario and each party agrees to submit to the personal and exclusive jurisdiction and venue of such courts. Governing law and jurisdiction regarding the Definitive Agreement shall be negotiated between and agreed to by the parties and set out in the Definitive Agreement.

If the terms outlined above are acceptable to you please sign and date this Letter in the space provided below and return a signed copy to the undersigned.

Very truly yours,

By:	/s/ Robert Mattacchione
Robert Mattacchione
CEO, Novo Integrated Sciences, Inc.
Chairman, Novo Healthnet Limited

ACKNOWLEDGED AND AGREED to on 11/23/18

By:	/s/ Dr. Neil Dhalla
Dr. Neil Dhalla
CEO, Activa Clinics

December 31, 2018

Activa Clinics

6610 Turner Valley Road, Suite 200

Mississauga, Ontario L5N 2PI

Attn: Neil Dhalla, CEO

Via email

RE: Amend the Termination Date of the Binding Letter of Intent, dated November 23, 2018, between Novo Integrated Sciences, Inc., Novo Healthnet Limited and Activa Clinics

Dear Mr. Dhalla:

Novo Integrated Sciences, Inc., a Nevada corporation (“NVOS”), Novo Healthnet Limited, an Ontario corporation and Activa Clinics, an Ontario corporation (“AC”), are parties to the Letter of Intent, dated 11-23-18, as attached hereto as Exhibit A (the “LOI”).

The purpose of this letter is to amend the LOI to extend the termination date therein. As we have discussed, the “Termination Date” for all purposes under the LOI is hereby amended to be February 28, 2019. The LOI, as amended herein, shall remain in full force and effect.

We continue to look forward to working with you to complete the transaction successfully and expeditiously. If the foregoing correctly sets forth your understanding, please execute a copy of this Letter in the space set forth below and return to me.

Very truly yours,

By:	/s/ Robert Mattacchione
Robert Mattacchione
CEO, Novo Integrated Sciences, Inc.
Chairman, Novo Healthnet Limited

ACKNOWLEDGED AND AGREED to on January 7, 2018:

By:	/s/ Neil Dhalla
Neil Dhalla
CEO, Activa Clinics

11120 NE 2nd Street, Suite 200 Bellevue, WA 98004 USA

Phone: (206) 617-9797

www.novointegrated.com